QuickLinks

Exhibit 10.7

SECOND AMENDMENT TO LEASE

    THIS SECOND AMENDMENT TO LEASE is made and entered into as of this 31st day of July, 1999, by and between Lake Hazeltine Properties, L.L.P, a Minnesota general partnership ("Landlord"), and FSI International, Inc., a Minnesota corporation ("Tenant").

RECITALS

    A.  Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease dated June 27, 1985 (the "Lease"), covering land and improvements at 322 Lake Hazeltine Drive, located in City of Chaska, Carver County, Minnesota, and legally described in Section 1.3 of the Lease.

    B.  Landlord and Tenant entered into that certain First Amendment to Lease dated October 31, 1995 (the "First Amendment"),

    C.  Landlord and Tenant now desire to amend the Lease in certain respects as more specifically provided in this Amendment.

    Accordingly, Landlord and Tenant agree as follows:

    1.  Adjustment Date.  The definition of "Adjustment Date" in Section 1.3 of the Lease (as amended by Section 1 of the First Amendment) is hereby deleted.

    2.  Extension of Term.  Section 2.2 of the Lease (as amended by Section 2 of the First Amendment) is hereby amended and restated in its entirety as follows:

      2.2  Tenant has heretofore extended the Term through October 31, 2000. The term is hereby extended through and shall end on October 31, 2001, with no further right of extension. It is the express intention of the parties hereto that such extension shall operate not as a renewal of this Lease but as an extension of the Term hereof, so that this Lease and each and every covenant, agreement and provision thereof shall be and remain in full force and effect during the Term hereof as extended and with the same force and effect as if the Term of this Lease were originally for such extended period.

    3.  Basic Rental.  Section 3.2 of the Lease (as amended by Section 4 of the First Amendment) is hereby amended to add the following subsection:

      3.2.5  For the period commencing on November 1, 2000, and ending on October 31, 2001, at the per annum rate of $700,000.00.

    4.  Consent to Sublease.  Landlord hereby consents to the sublease of a portion of the Property to The BOC Group, Inc. pursuant to the terms of the Sublease Agreement dated July 31, 1999 ("Sublease"). No assignment or additional subletting is permitted without the express written consent of Landlord and Tenant acknowledges that its obligations under the Lease remain in full force and effect and are not diminished or released in any manner by virtue of the Sublease.

    Landlord's consent to the Sublease does not result in any express or implied right or ability of The BOC Group, Inc. to exercise the purchase option or right of refusal set forth in the Prime Lease.

    5.  Notice.  Tenant agrees to provide Landlord with copies of any notices of default sent by Tenant to The BOC Group, Inc.

    6.  Miscellaneous.  Except as specifically amended herein, the terms and conditions of the Lease remain unchanged and in full force and effect. This Second Amendment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Second Amendment may be executed in counterparts in which case all counterparts taken together shall constitute one Second Amendment. A facsimile signature shall be considered an original.

    The parties have executed this Second Amendment to Lease as of the date and year first above written.

LANDLORD:
LAKE HAZELTINE PROPERTIES, L.L.P.
By:	/s/ J.A. ELFTMANN A General Partner
By:	/s/ JOSEPH W. WYERS A General Partner
By:	/s/ ROBERT S. BLACKWOOD A General Partner
TENENT:
FSI INTERNATIONAL, INC.
By:	/s/ BENNO SAND Its Chief Administrator Officer
By:	/s/ PATRICIA M. HOLLISTER Its Chief Financial Officer

QuickLinks

SECOND AMENDMENT TO LEASE